Exhibit 99.2

AMETEK Acquires Bison Gear & Engineering Corp.

Berwyn, Pa., May 2, 2023 - AMETEK, Inc. (NYSE: AME) today announced the acquisition of Bison Gear & Engineering Corp. (Bison), a leading manufacturer of highly engineered motion control solutions serving diverse markets and applications.

Bison designs and manufactures custom motion control solutions for use in demanding and high precision applications within the automation, power, food and beverage, and transportation markets. With a strong focus on innovation, quality, and customer service, Bison has established a reputation as a trusted and reliable provider of highly engineered products and solutions.

"We are pleased to welcome Bison Gear & Engineering to AMETEK," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Bison is an excellent acquisition for AMETEK and a highly complementary fit with our motion control and automation solutions businesses. Their strong engineering expertise and broad product portfolio provides us with expanded capabilities and solution offerings serving attractive growth markets.”

Bison is headquartered in St. Charles, Illinois and has annual sales of approximately $80 million. Bison will join AMETEK as part of its Electromechanical Group (EMG), a differentiated supplier of thermal management, automation and engineered solutions.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247